EXHIBIT 10.1
EIGHTH AMENDMENT TO THE
KAYDON CORPORATION
EMPLOYEE STOCK OWNERSHIP AND THRIFT PLAN
     This Amendment, made this 5th day of June, 2007, by Kaydon Corporation (“Employer”).
W I T N E S S E T H :
          WHEREAS, the Employer amended and restated the Kaydon Corporation Employee Stock Ownership and Thrift Plan (“Plan”) on February 19, 2002, effective January 1, 1997, and has since amended the Plan by the instruments dated March 21, 2003, August 11, 2003, December 13, 2003, August 3, 2004, November 1, 2004, December 21, 2005, and December 21, 2006; and
          WHEREAS, the Employer inadvertently permitted the early inclusion of employees in the Plan by allowing employees at one location to enter the Plan prior to their completion of one thousand hours of service; and
          WHEREAS, the Employer may have also inadvertently permitted the early inclusion of employees in the Plan by accepting rollover contributions by employees prior to the entry date for those employees into the Plan; and
          WHEREAS, in accordance with Section 4.05(2) of Revenue Procedure 2006-27, the Employer wishes to amend the Plan to provide for special eligibility rules that permit the early inclusion of otherwise eligible employees in the Plan retroactively to the date of early inclusion; and
          WHEREAS, Section 10.1 empowers the Employer to amend the Plan;
          NOW, THEREFORE, the Employer amends the Plan as follows:
     1. The following sentence is added to Section 3.1:
     The 1,000 Hours of Service requirement does not apply to William Foy or John Facey II, who became eligible to participate in the Plan following six months of service at Kaydon Custom Filtration Corporation.
     2. Section 3.2(b) is amended to add the following subsection (v):
          (viii) Custom Filtration. William Foy, an Employee at Kaydon Custom Filtration Corporation, became an Active Participant in this Plan on October 1, 2006.

John Facey II, an Employee at Kaydon Custom Filtration Corporation, became an Active Participant in this Plan on July 1, 2006.
     3. The following sentence is added to Section 5.1(b):
     Contributions which consist of an amount that is either a rollover or a direct transfer from another qualified retirement plan will also be accepted by the Plan if those contributions are made on behalf of an Employee who is not currently an Active Participant. If assets are rolled over or transferred to this Plan by an Employee who has not satisfied the eligibility requirements of Section 3.1, that Employee’s rollover or transfer account shall represent the Employee’s sole interest in this Plan until the Employee becomes an Active Participant.
          Except as herein amended, the Employer ratifies the plan and trust.
          IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by a proper officer the day and year first above written.

KAYDON CORPORATION

By	/s/ James O’Leary

Its President and Chief Executive Officer

By	/s/ John F. Brocci

Its Vice President Administration & Secretary